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                                  EXHIBIT 99(a)


                                OXFORD LETTERHEAD



                                            RE:      Oxford Health Plans, Inc.
                                                     800 Connecticut Avenue
                                                     Norwalk, CT 06854

For Further Information:

Stephen F. Wiggins
Chairman
(203) 852-1442

FOR IMMEDIATE RELEASE
December 9, 1997



    OXFORD HEALTH PLANS ANTICIPATES FURTHER STRENGTHENING OF RESERVES DURING
                               THE FOURTH QUARTER

NORWALK, CONNECTICUT, DECEMBER 9, 1997 -- Oxford Health Plans, Inc. (NASDAQ:OXHP) announced today that at the direction of the New York State Insurance Department, Oxford is increasing its medical claim reserves in its New York subsidiaries by $164 million during the 4th quarter. This reserve enhancement is designed to protect policyholders and was required as part of the New York Insurance Department's continuing review and examination of Oxford's financial condition. Oxford also intends to increase the medical claim reserves of its non-New York subsidiaries.

These adjustments to liabilities and other charges planned by the Company will cause Oxford to have a net loss currently estimated to be approximately $120 million in the fourth quarter and to have a net loss for the year. The final determination of the amounts of the reserve additions for the quarter will be made based on the most recent data available when the results for the fourth quarter and full year are released in February. Fourth quarter results will include recognition of the gain on the sale of the Company's interest in Health Partners, Inc.

"We are cooperating fully with the New York State Insurance Department. In addition, we believe these steps will enhance our prospects for returning to profitability. We are now in the process of instilling greater discipline, hiring more seasoned management, and refining our processes to eliminate the mistakes of our past," said Stephen F. Wiggins, Oxford's Chairman.

The Company said that higher than expected medical expense trends in its Medicare program, which accounts for approximately 8% of Oxford's membership and 21% of total revenues, were expected to adversely affect the Company's results for the fourth quarter and 1998. The Company is also experiencing higher medical cost trends in its Medicaid program and the New York State mandated individual program. Medical expense trends were affected by continued processing in the fourth quarter of previously delayed claims and claims previously processed in error.

"It is clear that our Medicare program in some counties where we operate needs restructuring," said Wiggins. "We will need to modify our plan designs and medical networks in many of the counties where we offer our Medicare program. Federal Government payments are inadequate to sustain our existing program. In this review, the Company will make every effort to consider carefully the impact of any changes on our Medicare members and provide ample notice of any changes." The Company also plans to review ways to address increasing costs in its Medicaid business and the New York State mandated

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individual program, where the Company is required to offer government designed benefits to individual enrollees. The Company intends to file a rate increase application with the New York State Insurance Department for its individual product and is reviewing rates for other products.

"We believe Oxford's employer group businesses remain the foundation of our Company with over 1.5 million members," Mr. Wiggins added. "Even after the reserve additions, it remains profitable today. This year's membership growth in our employer group products demonstrates the popularity of our products and the leading independent consumer satisfaction studies give our plans high marks."

Oxford also announced that KPMG Peat Marwick LLP had completed the audit, requested by the New York State Insurance Department, of the September 30, 1997 financial statements of Oxford's New York subsidiaries. The audit did not result in any changes to the Company's unaudited condensed consolidated financial statements as of September 30, 1997 and for the three months and nine months then ended.

            Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this press release, such as statements concerning the Company's future results of operation or financial condition, future health care costs and administrative costs, future premium rates for commercial, Medicare and Medicaid business, operations matters, and other statements regarding matters that are not historical facts, are forward-looking statements (as defined in the Securities Exchange Act of 1934, as amended); and because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to:

1. Changes in federal state regulation relating to health care and health benefit plans.

2. Rising medical costs or higher utilization of medical services, including higher out-of-network utilization under point-of-service plans.

3. Competition from health benefit plan providers and competitive pressure on pricing Oxford products.

4. High administrative costs in operating the Company's business, the Company's ability to develop processes and systems to support its growing operations and the cost and impact on service of changing technologies.

5. The effect, if any, of recent events at the Company (including any adverse publicity) on future enrollment in the Company's health benefit plans.

6. Any changes in the Company's estimates of its medical costs and expected cost trends as a result of information gained in the process of continuing to reconcile delayed claims and to pay down backlogged claims.

7. The impact of litigation (including purported class actions recently filed against the Company and certain officers and directors), regulatory proceedings and other governmental action (including the current examination, investigation and review by the New York State Insurance Department and the previously reported inquiry by the New York State Attorney General regarding, among other matters, public disclosures by the Company).

8. Those factors included under the caption "Business--Cautionary Statement Regarding Forward-Looking Statements" in the Company's 1996 Annual Report on Form 10-K filed with the Securities and Exchange Commission.

      These and other factors could adversely affect the results of operations or financial condition in the fourth quarter and future periods.

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